Exhibit 99.1

NEWS RELEASE

SPX REPORTS FOURTH QUARTER 2007 RESULTS

Revenues up 11%, Segment Income up 16%

Meets Target for Earnings Per Share and Exceeds Free Cash Flow Target

                CHARLOTTE, NC — February 27, 2008 — SPX Corporation (NYSE:SPW) today reported results for the fourth quarter and year ended December 31, 2007:

Fourth Quarter Highlights:

•                  Revenues increased 11.1% to $1.35 billion from $1.22 billion in the year-ago quarter.  Organic revenue growth* was 3.8%, while completed acquisitions and the impact of currency fluctuations increased reported revenues by 3.9% and 3.4%, respectively.

•                  Segment income and margins were $197.0 million and 14.5%, compared with $170.5 million and 14.0% in the year-ago quarter.

•                  Diluted net income per share from continuing operations was $1.85, compared with $1.47 in the year-ago quarter.  Fourth quarter results were impacted by a number of items, including:

•                  A 2007 effective tax rate of 21.9%, which represents a benefit of $0.26 per share as compared to the expected 33.0% effective tax rate.

•                  2007 charges of $4.8 million, or $0.06 per share, related to legacy legal matters recorded in corporate expense.

•                  2007 non-cash charge of $4.0 million, or $0.05 per share, for impairment of intangible assets.

•                  Adjusted net income per share from continuing operations* was $1.70, excluding the impact of the three items above, as compared to the company’s guidance of $1.60 to $1.70.

•                  Net cash from continuing operations was $290.4 million, compared with $83.7 million in 2006. The fourth quarter 2006 results included an advance tax payment of $66.6 million, investments in working capital to support organic growth and a tax payment of $23.4 million relating to the retirement of the company’s convertible debt in the first quarter of 2006.

•                  Free cash flow from continuing operations* during the quarter was $247.0 million, compared with $68.8 million in the year-ago quarter.  The increase was due primarily to the items noted above, offset partially by increased capital expenditures in 2007 to support continued growth in the company.

Full Year 2007 Highlights:

•                  Revenues increased 15.7% to $4.82 billion from $4.17 billion in 2006.  Organic revenue growth* was 9.8%, while completed acquisitions and the impact of currency fluctuations increased reported revenues by 3.2% and 2.7%, respectively.

•                  Segment income and margins were $622.4 million and 12.9%, compared with $502.7 million and 12.1% in 2006.

•                  Diluted net income per share from continuing operations was $5.33, compared with $3.74 in 2006.  The primary drivers of the increase were the improvement in segment income, a reduced number of common shares outstanding and a lower effective tax rate in 2007.

•                  Adjusted net income per share from continuing operations* was $4.85 in 2007, as compared to the company’s guidance of $4.70 to $4.80.  This figure is adjusted to exclude the following items:

•                  Miscellaneous tax benefits totaling $0.59 per share as compared to the company’s expected 32.0% tax rate.

•                  2007 charges of $5.0 million, or $0.06 per share, related to legacy legal matters recorded in corporate expense.

•                  2007 non-cash charge of $4.0 million, or $0.05 per share, for impairment of intangible assets.

•                  Net cash from continuing operations was $404.2 million, compared with $48.6 million in 2006. The primary drivers of the increase were improved working capital performance and 2006 interest and tax payments totaling $175.2 million relating to the retirement of the company’s convertible debt in the first quarter of 2006.

•                  Free cash flow from continuing operations* was $313.3 million, compared with a cash use of $7.1 million in 2006. The increase was due to the items noted above, partially offset by increased capital expenditures in 2007 to support continued growth of the company.

Chris Kearney, Chairman, President and CEO said, “In 2007 SPX continued to grow and deliver strong financial results. Revenues for 2007 were $4.82 billion, an increase of

15.7% over 2006. Organic revenue growth was almost 10%, driven by strong demand in our infrastructure and energy markets.

“Our strategy of aligning the company around our three strategic growth markets of global infrastructure, process equipment and diagnostic tools is working. We have strong momentum and are well positioned for continued growth in 2008,” Kearney concluded.

FINANCIAL HIGHLIGHTS — CONTINUING OPERATIONS

Flow Technology

Revenues for the fourth quarter of 2007 were $323.1 million compared to $244.1 million in the fourth quarter of 2006, an increase of $79.0 million, or 32.4%.  The increase was due primarily to organic revenue growth* of 18.0% and the acquisition of Johnson Pump. The organic revenue growth related primarily to strong demand in the power, oil and gas, chemical, sanitary and dehydration markets, as well as pricing improvements and new product introductions.  The impact of currency fluctuations increased revenues by 3.1% from the year-ago quarter.

Segment income was $49.9 million, or 15.4% of revenues, in the fourth quarter of 2007 compared to $37.1 million, or 15.2% of revenues, in the fourth quarter of 2006.  The increase in segment income and margins was due primarily to the strong level of organic growth and manufacturing efficiencies achieved from continuous improvement initiatives, offset partially by the acquisition of Johnson Pump, which performed at lower margins than the segment.

Test and Measurement

                Revenues for the fourth quarter of 2007 were $340.8 million compared to $317.5 million in the fourth quarter of 2006, an increase of $23.3 million, or 7.3%.  The increase was due primarily to acquisitions completed in the second half of 2007. The impact of currency fluctuations increased reported revenues by 3.3%, offset partially by organic revenue decline* of 2.0% due primarily to reduced volumes in North American OEM tool programs.

                Segment income was $43.0 million, or 12.6% of revenues, in the fourth quarter of 2007 compared to $49.9 million, or 15.7% of revenues, in the fourth quarter of 2006.  The decline in segment income and margins was due primarily to the organic revenue decline noted above, a less favorable product mix and the acquisitions noted above, which performed at lower margins than the segment.

Thermal Equipment and Services

Revenues for the fourth quarter of 2007 were $437.6 million compared to $430.6 million in the fourth quarter of 2006, an increase of $7.0 million, or 1.6%.  The impact of currency fluctuations increased reported revenues by 5.0% from the year-ago quarter, offset partially by organic revenue declines* of 3.4%. The organic revenue decline was primarily related to the timing of cooling system revenues.

Segment income was $52.3 million, or 12.0% of revenues, in the fourth quarter of 2007 compared to $50.2 million, or 11.7% of revenues, in the fourth quarter of 2006.  The increase in segment income and margins was due primarily to improved operating performance in the thermal equipment and heating product lines.

Industrial Products and Services

Revenues for the fourth quarter of 2007 were $253.1 million compared to $227.4 million in the fourth quarter of 2006, an increase of $25.7 million, or 11.3%.  The increase was due primarily to organic revenue growth* of 10.4%, related largely to increased demand for domestic power transformers.  The impact of currency fluctuations increased revenues by 0.9% from the year-ago quarter.

Segment income was $51.8 million, or 20.5% of revenues, in the fourth quarter of 2007 compared to $33.3 million, or 14.6% of revenues, in the fourth quarter of 2006.  The increase in segment income and margins was driven largely by the organic growth in power transformers from pricing and volume, in addition to manufacturing efficiencies achieved from continuous improvement initiatives across the segment.

OTHER ITEMS

Dividend:   On February 21, 2008, the Board of Directors announced a quarterly dividend of $0.25 per common share payable on April 1, 2008, to shareholders of record on March 14, 2008.  The fourth quarter 2007 dividend of $0.25 per common share was paid on January 2, 2008.

Acquisition:  On December 31, 2007, the company completed the acquisition of APV for $524.2 million. APV, a global manufacturer of process equipment and engineered solutions primarily for the sanitary market, had revenues of approximately $876.0 million in the twelve months prior to acquisition, and will be integrated into and reported in the Flow Technology segment.

Discontinued Operations:  During the fourth quarter of 2007, the company completed the divestitures of two product lines formerly reported in its Thermal Equipment and Services segment. These product lines were sold for combined cash proceeds of $18.4 million, and resulted in the recording of a combined gain on sale of $14.9 million, net of taxes.  For the full year 2007, these product lines had revenues of approximately $100.0 million.

Form 10-K:  The company expects to file its annual report on Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission by February 29, 2008.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a Fortune 500 multi-industry manufacturing leader. The company offers highly-specialized engineered solutions to solve critical problems for customers.

SPX is focused on providing solutions that support the expansion of global infrastructure, with particular emphasis on the growing worldwide demand for energy and power. Its innovative product portfolio, containing many environmentally friendly products, includes cooling systems for all types of power plants throughout the world; custom engineered pumps, valves and mixers that assist a variety of flow processes including oil and gas exploration, distribution and refinement; handheld diagnostic tools that aid in vehicle maintenance and repair; and power transformers that regulate voltage for electrical transmission and distribution by utility companies.

SPX is headquartered in Charlotte, North Carolina and employs over 17,000 people worldwide in over 35 countries. Visit www.spx.com. (NYSE: SPW)

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s quarterly report on Form 10-Q for the period ended September 30, 2007 and the company’s annual report on Form 10-K for the year ended December 31, 2007.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.

Contact:

Jeremy W. Smeltser (Investors)	Jennifer H. Epstein (Media)
704-752-4478	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues	$1,354.6	$1,219.6	$4,822.3	$4,167.6

Costs and expenses:
Cost of products sold	939.7	874.9	3,429.2	2,998.2
Selling, general and administrative	263.2	219.3	937.5	830.5
Intangible amortization	5.1	4.0	18.4	14.1
Impairment of intangible assets	4.0	—	4.0	—
Special charges, net	3.5	(0.7)	7.6	3.9
Operating income	139.1	122.1	425.6	320.9

Other expense, net	(1.7)	(8.9)	(4.6)	(28.0)
Interest expense	(24.3)	(16.6)	(76.9)	(62.8)
Interest income	2.8	3.5	9.1	12.6
Loss on early extinguishment of debt	—	—	(3.3)	—
Equity earnings on joint ventures	10.8	12.5	39.9	40.8
Income from continuing operations before income taxes	126.7	112.6	389.8	283.5

Income tax provision	(27.8)	(25.7)	(89.5)	(57.8)

Income from continuing operations	98.9	86.9	300.3	225.7

Income (loss) from discontinued operations, net of tax	(1.8)	(0.1)	(2.6)	0.8
Gain (loss) on disposition of discontinued operations, net of tax	11.1	—	(3.5)	(55.8)
Income (loss) from discontinued operations	9.3	(0.1)	(6.1)	(55.0)

Net income	$108.2	$86.8	$294.2	$170.7

Basic income per share of common stock
Income from continuing operations	$1.90	$1.51	$5.47	$3.87
Income (loss) from discontinued operations	0.18	—	(0.11)	(0.94)
Net income per share	$2.08	$1.51	$5.36	$2.93

Weighted average number of common shares outstanding - basic	51.973	57.440	54.842	58.254

Income from continuing operations for diluted income per share	$98.9	$86.9	$300.3	$226.8
Net income for diluted income per share	$108.2	$86.8	$294.2	$171.8

Diluted income per share of common stock
Income from continuing operations	$1.85	$1.47	$5.33	$3.74
Income (loss) from discontinued operations	0.17	—	(0.11)	(0.91)
Net income per share	$2.02	$1.47	$5.22	$2.83

Weighted average number of common shares outstanding - diluted	53.438	58.944	56.307	60.724

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and equivalents	$354.1	$476.9
Accounts receivable, net	1,299.9	1,103.1
Inventories, net	703.8	496.2
Other current assets	106.9	87.0
Deferred income taxes	60.0	55.4
Assets of discontinued operations	56.1	299.0
Total current assets	2,580.8	2,517.6
Property, plant and equipment
Land	43.0	29.4
Buildings and leasehold improvements	236.7	194.7
Machinery and equipment	628.5	518.3
	908.2	742.4
Accumulated depreciation	(416.0)	(383.3)
Net property, plant and equipment	492.2	359.1
Goodwill	1,985.5	1,727.0
Intangibles, net	727.4	480.1
Other assets	407.5	353.3
TOTAL ASSETS	$6,193.4	$5,437.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$733.8	$494.1
Accrued expenses	1,050.2	812.0
Income taxes payable	20.0	79.3
Short-term debt	255.4	168.0
Current maturities of long-term debt	79.0	42.3
Liabilities of discontinued operations	31.1	136.9
Total current liabilities	2,169.5	1,732.6

Long-term debt	1,240.7	753.5
Deferred and other income taxes	202.6	188.8
Other long-term liabilities	564.2	649.3
Total long-term liabilities	2,007.5	1,591.6

Minority interest	10.4	3.5
Shareholders’ equity:
Common stock	963.5	937.4
Paid-in capital	1,296.0	1,134.5
Retained earnings	2,045.9	1,754.2
Accumulated other comprehensive income (loss)	38.1	(86.6)
Common stock in treasury	(2,337.5)	(1,630.1)
Total shareholders’ equity	2,006.0	2,109.4
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,193.4	$5,437.1

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Year ended
	December 31,
	2007	2006
Cash flows from (used in) operating activities:
Net income	$294.2	$170.7
Less: Loss from discontinued operations, net of tax	(6.1)	(55.0)
Income from continuing operations	300.3	225.7
Adjustments to reconcile income from continuing operations to net cash from operating activities
Special charges, net	7.6	3.9
Impairment of intangible assets	4.0	—
Loss on early extinguishment of debt	3.3	—
Deferred and other income taxes	5.5	5.4
Depreciation and amortization	79.0	72.1
Accretion of LYONs	—	1.7
Pension and other employee benefits	58.0	62.3
Stock-based compensation	41.4	37.6
Other, net	6.6	(8.0)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	15.9	(206.7)
Inventories	(42.5)	(42.1)
Accounts payable, accrued expenses and other	(69.6)	81.0
Payments to terminate interest rate swap agreements	(0.4)	—
Payments of LYONs tax recapture	—	(90.9)
Accreted interest paid on LYONs repurchase (accreted since issuance date)	—	(84.3)
Cash spending on restructuring actions	(4.9)	(9.1)
Net cash from continuing operations	404.2	48.6
Net cash from discontinued operations	35.4	11.4
Net cash from operating activities	439.6	60.0

Cash flows from (used in) investing activities:
Proceeds from asset sales	3.3	19.4
Business acquisitions and investments, net of cash acquired	(567.2)	(169.4)
Capital expenditures	(90.9)	(55.7)
Net cash used in continuing operations	(654.8)	(205.7)
Net cash from discontinued operations	126.1	101.4
Net cash used in investing activities	(528.7)	(104.3)

Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	1,606.3	833.2
Repayments under senior credit facilities	(1,560.6)	(15.0)
Borrowings under senior notes	500.0	—
Repayment of LYONs principal	—	(576.0)
Borrowings under trade receivables agreement	586.0	199.0
Repayments under trade receivables agreement	(517.0)	(199.0)
Net repayments under other financing arrangements	(21.9)	(4.4)
Purchases of common stock	(715.9)	(436.3)
Proceeds from the exercise of employee stock options	153.7	196.8
Financing fees paid	(15.1)	(0.4)
Dividends paid	(56.5)	(59.9)
Net cash used in continuing operations	(41.0)	(62.0)
Net cash used in discontinued operations	(5.8)	(1.5)
Net cash used in financing activities	(46.8)	(63.5)
Change in cash and equivalents due to changes in foreign currency exchange rates	12.8	4.8
Net change in cash and equivalents	(123.1)	(103.0)
Consolidated cash and equivalents, beginning of period	477.2	580.2
Consolidated cash and equivalents, end of period	$354.1	$477.2

Cash and equivalents of continuing operations	$354.1	$476.9
Cash and equivalents of discontinued operations	$—	$0.3

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited; in millions)

	Three months ended December 31,			Year ended December 31,
	2007	2006	%	2007	2006	%
Flow Technology (1)

Revenues	$323.1	$244.1	32.4%	$1,121.3	$865.7	29.5%
Gross profit	107.9	78.6		385.8	287.9
Selling, general and administrative expense	56.6	41.0		203.8	153.8
Intangible amortization expense	1.4	0.5		4.8	0.9
Segment income	$49.9	$37.1	34.5%	$177.2	$133.2	33.0%
as a percent of revenues	15.4%	15.2%		15.8%	15.4%

Test and Measurement

Revenues	$340.8	$317.5	7.3%	$1,174.1	$1,137.5	3.2%
Gross profit	107.4	104.2		357.9	375.6
Selling, general and administrative expense	62.4	52.8		225.1	211.0
Intangible amortization expense	2.0	1.5		6.4	5.5
Segment income	$43.0	$49.9	-13.8%	$126.4	$159.1	-20.6%
as a percent of revenues	12.6%	15.7%		10.8%	14.0%

Thermal Equipment and Services (1)

Revenues	$437.6	$430.6	1.6%	$1,560.5	$1,327.7	17.5%
Gross profit	117.6	104.3		376.5	309.1
Selling, general and administrative expense	63.8	52.4		207.5	191.1
Intangible amortization expense	1.5	1.7		6.3	6.6
Segment income	$52.3	$50.2	4.2%	$162.7	$111.4	46.1%
as a percent of revenues	12.0%	11.7%		10.4%	8.4%

Industrial Products and Services (1)

Revenues	$253.1	$227.4	11.3%	$966.4	$836.7	15.5%
Gross profit	85.9	61.5		288.7	213.2
Selling, general and administrative expense	33.9	27.9		131.7	113.1
Intangible amortization expense	0.2	0.3		0.9	1.1
Segment income	$51.8	$33.3	55.6%	$156.1	$99.0	57.7%
as a percent of revenues	20.5%	14.6%		16.2%	11.8%

Total segment income	$197.0	$170.5		$622.4	$502.7
Corporate expenses	(30.4)	(26.0)		(100.3)	(96.1)
Pension and postretirement expense	(11.0)	(10.4)		(43.5)	(44.2)
Stock-based compensation expense	(9.0)	(12.7)		(41.4)	(37.6)
Special charges, net	(3.5)	0.7		(7.6)	(3.9)
Impairment of intangible assets	(4.0)	—		(4.0)	—
Consolidated Operating Income (1)	$139.1	$122.1		$425.6	$320.9

(1) Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE GROWTH RECONCILIATION

(Unaudited)

	Three months ended December 31, 2007
	Net Revenue Growth	Acquisitions and Divestitures	Foreign Currency	Organic Revenue Growth

Flow Technology	32.4%	11.3%	3.1%	18.0%

Test and Measurement	7.3%	6.0%	3.3%	(2.0)%

Thermal Equipment and Services	1.6%	—%	5.0%	(3.4)%

Industrial Products and Services	11.3%	—%	0.9%	10.4%

Consolidated	11.1%	3.9%	3.4%	3.8%

	Twelve months ended December 31, 2007
	Net Revenue Growth	Acquisitions and Divestitures	Foreign Currency	Organic Revenue Growth

Flow Technology	29.5%	13.1%	2.4%	14.0%

Test and Measurement	3.2%	1.9%	2.9%	(1.6)%

Thermal Equipment and Services	17.5%	—%	4.0%	13.5%

Industrial Products and Services	15.5%	—%	0.7%	14.8%

Consolidated	15.7%	3.2%	2.7%	9.8%

SPX CORPORATION AND SUBSIDIARIES

ADJUSTED FREE CASH FLOW RECONCILIATION

(Unaudited; in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

Net cash from continuing operations	$290.4	$83.7	$404.2	$48.6

Capital expenditures - continuing operations	(43.4)	(14.9)	(90.9)	(55.7)
Free cash flow from (used in) continuing operations	$247.0	$68.8	$313.3	$(7.1)

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

 (Unaudited; in millions)

Twelve months ended
December 31, 2007

Beginning cash	$477.2

Operational cash flow	404.2
Business acquisitions and investments, net of cash acquired	(567.2)
Capital expenditures	(90.9)
Proceeds from asset sales	3.3
Borrowings under trade receivables agreement	586.0
Repayments under trade receivables agreement	(517.0)
Borrowings under senior credit facilities	1,606.3
Repayments under senior credit facilities	(1,560.6)
Borrowings under senior notes	500.0
Net repayments under other financing arrangements	(21.9)
Purchases of common stock	(715.9)
Proceeds from the exercise of employee stock options	153.7
Dividends paid	(56.5)
Financing fees paid	(15.1)
Cash from discontinued operations	155.7
Change in cash due to change in foreign currency exchange rates	12.8
Ending cash	$354.1

	Debt At				Debt At
	12/31/2006	Borrowings	Repayments	Other	12/31/2007
Term loan	$735.0	$750.0	$(735.0)	$—	$750.0
Domestic revolving loan facility	—	757.0	(642.0)	—	115.0
Global revolving loan facility	82.8	99.3	(183.6)	1.5	—
7.625% senior notes	—	500.0	—	—	500.0
7.5% senior notes	28.2	—	—	—	28.2
6.25% senior notes	21.3	—	—	—	21.3
Trade receivables financing agreement	1.0	586.0	(517.0)	—	70.0
Other	95.5	—	(21.9)	17.0	90.6
Totals	$963.8	$2,692.3	$(2,099.5)	$18.5	$1,575.1

SPX CORPORATION AND SUBSIDIARIES

ADJUSTED EARNINGS PER SHARE RECONCILIATION

(Unaudited; in millions, except per share)

	Three months ended	Year ended
	December 31, 2007	December 31, 2007

Diluted net income per share of common stock from continuing operations	$1.85	$5.33

Third quarter tax benefits	—	(0.34)

Fourth quarter tax benefits, net	(0.26)	(0.25)

Legacy legal matters	0.06	0.06

Impairment charge on intangible assets	0.05	0.05

Adjusted diluted net income per share of common stock from continuing operations	$1.70	$4.85